Exhibit 99.1

Amplify Energy Announces Strategic Initiatives Update, Second Quarter 2025 Results, and Updated Full-Year 2025 Guidance

HOUSTON, August 6, 2025 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today an update on its strategic initiatives, operating and financial results for the second quarter of 2025, and updated full-year 2025 guidance.

Strategic Initiatives Update

As previously announced, Amplify remains committed to simplifying its portfolio, focusing capital and management resources on the Company’s most attractive investment opportunities and creating value for shareholders. Consistent with this strategic shift, Amplify intends to become more oil-weighted, reduce debt, lower operating costs, and streamline the organization.

To accomplish these objectives, the Company has undertaken several initiatives, including:

●	Engaged TenOaks Energy Advisors to explore market interest for the complete divestiture of Amplify’s assets in East Texas and Oklahoma. TenOaks has opened a data room and plans to solicit offers for the assets later in the third quarter.
●	Divested its non-operated assets in the Eagle Ford for $23 million, subject to post-closing adjustments. The transaction closed on July 1, 2025, with an effective date of June 15, 2025.
●	Implemented changes to the Board of Directors and senior management:
o	Appointed Clint Coghill, Amplify’s largest shareholder, to its Board of Directors on May 16, 2025
o	Reduced the size of the Board from eight to five directors at the annual meeting held on June 13, 2025
o	Promoted Dan Furbee to Chief Executive Officer and Jim Frew to President and Chief Financial Officer, effective July 22, 2025

Dan Furbee, the Company’s Chief Executive Officer, stated, “We are off to a strong start implementing various strategic initiatives, and we are optimistic that these initiatives will yield positive results for our stakeholders. While substantial efforts lie ahead, we believe that monetizing assets to reduce our operating footprint, paying down debt, focusing our resources on Beta and Bairoil, and streamlining the organization, best position the Company to generate significant value for our shareholders.”

Key Highlights

●	During the second quarter of 2025, the Company:
o	Achieved average total production of 19.1 MBoepd, an increase of approximately 7% compared to the prior quarter
o	Generated net cash provided by operating activities of $23.7 million and net income of $6.4 million
o	Delivered Adjusted EBITDA of $19.0 million and an Adjusted Net Loss of $2.3 million
o	At Beta, completed the C54 well and brought it online in late-April

◾	The C54 has cumulative gross production of 90,000 barrels of oil (an average gross production of approximately 920 Bopd), and the well is currently producing approximately 850 gross Bopd. At current pricing, Amplify expects the well to pay out in approximately eight months with an IRR greater than 100%.
o	In East Texas:
◾	Completed and brought online four gross (one net) non-operated wells (i.e., two Haynesville completions and two Cotton Valley completions). The four wells are currently producing 13 Mmcfe/d net to Amplify’s interest. At current gas prices, Amplify expects these wells to pay out in less than 18 months with IRR’s greater than 45%.
◾	Sold additional undeveloped Haynesville interests, generating $1.5 million in proceeds, in May 2025. Over the course of the last seven months, Amplify has generated proceeds of $9.2 million related to Haynesville acreage transactions, while retaining a 10% working interest in two newly created areas of mutual interest (“AMI”) in the Haynesville play of East Texas.
o	Generated $1.1 million of Adjusted EBITDA at Magnify Energy Services, Amplify’s wholly owned subsidiary (“Magnify”)
o	On May 29, 2025, the Company completed its semi-annual borrowing base redetermination[1]
◾	As of June 30, 2025, Amplify had $130.0 million outstanding under the revolving credit facility. Net debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.5x2.
(1)On May 29, 2025, semi-annual redetermination was affirmed at $145 million borrowing base. Subsequent to the Eagle Ford divesture, the borrowing base was reduced to $135 million.
(2)Net debt as of June 30, 2025, consisting of $130 MM outstanding under its revolving credit facility with ~$0 MM of cash and cash equivalents, and LTM Adjusted EBITDA as of the second quarter of 2025.

Mr. Furbee commented, “Despite a lower commodity price environment, Amplify was able to generate strong second quarter operating and financial results. Recently drilled wells at Beta and East Texas came on-line in the second quarter and early third quarter respectively, and we are very pleased with the results thus far. The C54 well, drilled from the Eureka platform, has the highest initial production rates of the four wells we have brought on-line since we started the Beta development program early last year. The non-operated wells in East Texas, drilled by our partners, are exceeding our forecasts. These capital investments will generate attractive returns for our investors and give us confidence in our future development programs.”

Mr. Furbee continued, “Over the past few quarters, Amplify has closed several transactions in East Texas and the Eagle Ford. The proceeds from those sales have allowed us to pay down debt and have given us the flexibility to ramp up development at Beta. Successfully monetizing our East Texas and Oklahoma assets would allow us to further accelerate this plan.”

Key Financial Results

During the second quarter of 2025, the Company reported net income of approximately $6.4 million compared to a net loss of $5.9 million in the prior quarter. The increase was primarily attributable to a gain on commodity derivatives. Excluding the impact of the derivatives gain, and additional other one-time impacts, Amplify generated an Adjusted Net Loss of $2.3 million in the second quarter of 2025.

Second quarter 2025 Adjusted EBITDA was $19.0 million, which was comparable to the prior quarter despite significantly lower commodity prices. Free cash flow was negative $10.1 million for the second quarter, which was in-line with expectations, due to higher capital investments in the first half of the year. Amplify intends to invest approximately 95% of its 2025 capital in the first three quarters of the year.

	Second Quarter	First Quarter
$ in millions	2025	2025
Net income (loss)	$6.4	$(5.9)
Net cash provided by operating activities	$23.7	$25.5
Average daily production (MBoe/d)	19.1	17.9
Total revenues excluding hedges	$68.4	$72.1
Adjusted EBITDA (a non-GAAP financial measure)	$19.0	$19.4
Adjusted net income (loss), (a non-GAAP financial measure)	$(2.3)	$3.8
Total capital	$25.5	$23.1
Free Cash Flow (a non-GAAP financial measure)	$(10.1)	$(7.2)

Revolving Credit Facility and Liquidity Update

On May 29, 2025, the Company completed its semi-annual borrowing base redetermination, which was reaffirmed at $145.0 million. Following the Eagle Ford divestiture, which was announced on July 1, the borrowing base was reduced to $135.0 million. As of June 30, 2025, Amplify had total debt of $130.0 million outstanding under its revolving credit facility. Net debt to LTM Adjusted EBITDA was 1.5x (net debt as of June 30, 2025 and 2Q25 LTM Adjusted EBITDA).

The next borrowing base redetermination is expected in the fourth quarter of 2025.

Corporate Production and Pricing

During the second quarter of 2025, average daily production was approximately 19.1 Mboepd, an increase of 1.2 Mboepd from the prior quarter. All five assets increased production compared to the prior quarter including at East Texas where our new non-operated wells were delayed coming online approximately six weeks. Despite a June 15th effective date for the sale of our Eagle Ford assets (i.e. prior to the end of the second quarter), production was up compared to the prior quarter due to new wells coming on-line. At Bairoil, production increased slightly even though the field was shut-in for seven days for our planned plant turnaround. At Beta, production increased as previously shut-in wells were returned to production and the recently drilled C54 well was brought online in late-April.

The Company’s product mix for the quarter was 48% crude oil, 16% NGLs, and 36% natural gas. Amplify has steadily increased its oil weighting consistent with our strategy. In the second quarter of 2024, crude oil production, as a percentage of total production, was 41% compared to 48% in the second quarter of 2025.

	Three Months	Three Months
	Ended	Ended
	June 30, 2025	March 31, 2025
Production volumes - MBOE:
Bairoil	286	280
Beta	355	315
Oklahoma	404	393
East Texas / North Louisiana	584	570
Eagle Ford (Non-op)	111	49
Total - MBoe	1,740	1,607
Total - MBoe/d	19.1	17.9
% - Liquids	64%	62%

Total oil, natural gas and NGL revenues for the second quarter of 2025 were approximately $66.8 million, before the impact of derivatives. Crude oil, NGL and natural gas prices were all lower in the second quarter compared to the first quarter. The Company realized a net gain on commodity derivatives of $4.8 million during the second quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2025	2025	2025	2025	2025	2025
Average sales price exclusive of realized derivatives and certain deductions from revenue	$60.01	$67.82	$21.45	$25.24	$3.01	$3.87
Realized derivatives	4.83	0.49	—	—	0.21	0.04

Average sales price with realized derivatives exclusive of certain deductions from revenue	$64.84	$68.31	$21.45	$25.24	$3.22	$3.91
Certain deductions from revenue	—	—	(1.63)	(1.78)	0.03	0.02

Average sales price inclusive of realized derivatives and certain deductions from revenue	$64.84	$68.31	$19.82	$23.46	$3.25	$3.93

Costs and Expenses

Lease operating expenses in the second quarter of 2025 were approximately $38.6 million, a $1.2 million increase compared to the prior quarter and in-line with internal projections. Lease operating expenses were $22.20 per Boe, a decrease of approximately 5%, compared to $23.28 per Boe in the prior quarter. Lease operating expenses are expected to decrease in the second half of 2025 after cost savings projects are completed at Bairoil, and fewer expense workovers are conducted later in the year. With the sale of the Eagle Ford assets and the planned reduction in expenditures in the second half of 2025, we are guiding lease operating expenses to a midpoint of approximately $137 million. Lease operating expenses do not reflect $1.1 million of Adjusted EBITDA generated by Magnify in the second quarter.

Severance and ad valorem taxes in the second quarter were approximately $4.3 million, a decrease of $0.1 million compared to $4.4 million in the prior quarter. Severance and ad valorem taxes as a percentage of revenue were approximately 6.4% in the second quarter. The Company anticipates that taxes as a percentage of revenue will remain within its previously announced guidance range for 2025.

Amplify incurred $4.7 million, or $2.71 per Boe, of gathering, processing and transportation expenses in the second quarter, compared to $4.3 million, or $2.67 per Boe, in the prior quarter.

Cash G&A expenses in the second quarter were $6.8 million, down 7% compared to the first quarter of 2025, and in-line with expectations.

Depreciation, depletion, and amortization expense in the second quarter totaled $9.8 million, or $5.61 per Boe, compared to $8.5 million, or $5.29 per Boe, in the prior quarter.

Net interest expense was $3.6 million in the second quarter, an increase of $0.1 million compared to $3.5 million in the prior quarter.

Amplify recorded a $0.5 million current income tax expense for the second quarter of 2025.

Capital Investment Update

Cash capital investment during the second quarter of 2025 was approximately $25.5 million. During the second quarter, the Company’s capital allocation was approximately 52% for development drilling, recompletions and facility projects at Beta, and approximately 25% for non-operated development projects in East Texas and the Eagle Ford, with the remainder distributed across the Company’s other assets. As previously stated, Amplify intends to invest approximately 95% of its 2025 capital by the end of third quarter 2025. Capital investments in the second half of 2025 (estimated between $21 million to $31 million) are forecasted to drop significantly compared to total capital investments of $48.6 million in the first half of 2025. The decrease is due to the completion of non-operated development drilling investments in East Texas and Eagle Ford, the front loading of investments in the Beta facility projects, and the Bairoil plant turnaround upgrades already completed.

The following table details Amplify’s capital invested during the second quarter of 2025:

	Second Quarter	Year to Date
	2025 Capital	2025 Capital
	($ MM)	($ MM)
Bairoil	$4.5	$5.8
Beta	$13.3	$26.1
Oklahoma	$1.0	$2.5
East Texas / North Louisiana	$2.8	$6.2
Eagle Ford (Non-op)	$3.6	$7.5
Magnify Energy Services	$0.3	$0.6
Total Capital Invested	$25.5	$48.6

2025 Operations & Development Plan

The sale of our Eagle Ford assets and the continued outperformance of the three Beta D-Sand wells completed over the past 12 months have generated additional liquidity. Consequently, we are revising guidance to reflect increased Beta development resulting from the drilling and completion of at least two wells in the second half of 2025.

Amplify is currently drilling the C08 well from the Eureka platform, and we anticipate completing the well in late August. The C08 well is a direct offset to the C54 and C59 wells, which have both significantly outperformed the Beta type curve. The C59 well has been online for approximately 10 months and has cumulative production of 130 Mbo and is currently producing approximately 550 gross Bopd. The C54 well has been online for approximately 100 days, has cumulative production of 90 Mbo and is currently producing approximately 850 gross Bopd. Both wells are projected to generate greater than 100% IRRs.

Aside from drilling capital at Beta, Amplify has been investing in facility and equipment upgrades needed for the potential acceleration of the Beta development program. The projects include pipeline and pump upgrades to handle additional produced oil and water volumes, drilling rig upgrades for increased drilling activity, and power upgrades for future power demands.

In the first half of 2025, Amplify invested approximately $6.2 million in East Texas. The majority of this investment was focused on non-operated development drilling. Early in the third quarter, Amplify’s partners brought online two Haynesville and two Cotton Valley completions which are currently producing 13 Mmcfe/d net to Amplify’s interest. At current gas prices, Amplify expects these four wells to pay out in less than 18 months with IRR’s greater than 45%.

Furthermore, the Company now maintains several AMIs with counterparties in the East Texas region that provide the opportunity for participation in additional Haynesville and Cotton Valley development. Operators in the area are taking advantage of strong natural gas prices and favorable economics, and the Company anticipates more activity in this area.

At Bairoil, in addition to enhancing our water-alternating-gas injection performance, the Company has been investing in facility projects at our CO2 gas plant intended to significantly reduce power usage and costs (the largest component of our lease operating expenses at Bairoil). The cost reductions are projected to take effect later in the third quarter and will help offset the power cost increases resulting from higher electric utility rates in Wyoming.

Additionally, at Bairoil, the Company obtained certification under the EOR Operations Management Plan in accordance with the CSA ANSI/ISO Standard. This certification allows portions of CO2 utilized in the field to qualify for Section 45Q tax credits and could enable Amplify to create additional value from the asset through numerous opportunities that the Company is currently evaluating.

Updated Full-Year 2025 Guidance

Based on the recently announced sale of the Eagle Ford assets and the additional development at Beta late in the year, Amplify is providing updated guidance for 2025. The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2025 guidance is based on its current expectations regarding capital investment and full-year 2025 commodity prices for crude oil of approximately $65.00/Bbl (WTI) and natural gas of $3.50/MMBtu (Henry Hub), and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	May 12, 2025 Previous Guidance			August 6, 2025 Updated Guidance
	FY 2025E			FY 2025E
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.3	—	8.9	8.3	—	8.9
NGL (MBbls/d)	3.0	—	3.3	2.9	—	3.2
Natural Gas (MMcf/d)	45.0	—	50.0	43.0	—	48.0
Total (MBoe/d)	19.0	—	20.5	18.5	—	20.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.25)	—	$(4.25)	$(4.00)	—	$(5.00)
NGL Realized Price (% of WTI NYMEX)	27%	—	31%	28%	—	32%
Natural Gas Realized Price (% of Henry Hub)	85%	—	92%	90%	—	97%

Other Revenue
Magnify Energy Services ($ MM)	$4	—	$6	$4	—	$6
Other ($MM)	$2	—	$3	$2	—	$3
Total ($ MM)	$6	—	$9	$6	—	$9

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.65	—	$0.85	$1.00	—	$1.20
NGL ($ / Bbl)	$2.75	—	$4.00	$2.75	—	$4.00
Natural Gas ($ / Mcf)	$0.55	—	$0.75	$0.60	—	$0.75
Total ($ / Boe)	$2.25	—	$2.85	$2.25	—	$2.85

Average Costs
Lease Operating ($ / Boe)	$18.50	—	$20.50	$18.50	—	$20.50
Taxes (% of Revenue) (1)	6.0%	—	7.0%	6.0%	—	7.0%
Cash General and Administrative ($ / Boe) (2)(3)	$3.40	—	$3.90	$3.40	—	$3.90

Adjusted EBITDA ($ MM) (2)(3)	$80	—	$110	$80	—	$100
Cash Interest Expense ($ MM)	$12	—	$18	$12	—	$18
Capital Expenditures ($ MM)	$55	—	$70	$65	—	$80
Free Cash Flow ($ MM) (2)(3)	$10	—	$20	$0	—	$10

(1) Includes production, ad valorem and franchise taxes

(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A, Adjusted EBITDA and free cash flow, non-GAAP measures (cash income taxes, which are not included in free cash flow, are expected to range between $0 - $1 million for the year)

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging

Amplify maintains a robust hedge book to support its cash flow profile and provide downside protection in weak commodity price environments. Recently, the Company added to its hedge position, further protecting future cash flows. Amplify executed crude oil swaps covering portions of 2026 and 2027 at a weighted average price of $62.79. The Company also added natural gas swaps covering the portions of 2027 and 2028 at an average price of $3.86 per MMBtu, and costless collars for portions of 2027 and 2028 with weighted average floors of $3.50 per MMBtu and weighted average ceilings of $4.52 per MMBtu.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed floor and ceiling prices at which production is hedged for July 2025 through December 2028, as of August 6, 2025:

	2025	2026	2027	2028
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	560,000	515,000	197,500	20,000
Weighted Average Fixed Price ($)	$3.75	$3.80	$3.96	$3.86

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	500,000	517,500	640,000	67,500
Weighted Average Ceiling Price ($)	$3.90	$4.11	$4.31	4.52
Weighted Average Floor Price ($)	$3.50	$3.58	$3.54	3.50

Oil Swaps:
Average Monthly Volume (Bbls)	170,000	146,500	45,667
Weighted Average Fixed Price ($)	$70.32	$65.77	$62.57

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	17,000
Weighted Average Ceiling Price ($)	$80.20
Weighted Average Floor Price ($)	$70.00

Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which Amplify expects to file with the SEC on August 6, 2025.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), and East Texas / North Louisiana. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the anticipated divestiture of Amplify’s assets in East Texas and Oklahoma, the impact of these potential sales of assets on the Company’s business and future financial and operating results, the expected use of proceeds of these potential sales of assets, and the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ability to complete the potential sale of the Company’s assets in East Texas and Oklahoma on favorable terms, or at all; the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), free cash flow, net debt, and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A; Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; and Pipeline incident loss. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, impairment expense, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2025	March 31, 2025
Revenues:
Oil and natural gas sales	$66,774	$70,341
Other revenues	1,587	1,709
Total revenues	68,361	72,050

Costs and Expenses:
Lease operating expense	38,622	37,417
Pipeline incident loss	195	396
Gathering, processing and transportation	4,723	4,286
Exploration	10	6
Taxes other than income	4,299	4,384
Depreciation, depletion and amortization	9,765	8,494
Impairment expense	8,448	—
General and administrative expense	11,197	10,815
Accretion of asset retirement obligations	2,210	2,183
Realized (gain) loss on commodity derivatives	(4,781)	(503)
Unrealized (gain) loss on commodity derivatives	(17,381)	14,820
(Gain) loss on sale of properties	(1,545)	(6,251)
Other, net	40	(3)
Total costs and expenses	55,802	76,044

Operating Income (loss)	12,559	(3,994)

Other Income (Expense):
Interest expense, net	(3,594)	(3,519)
Other income (expense)	(666)	115
Total Other Income (Expense)	(4,260)	(3,404)

Income (loss) before reorganization items, net and income taxes	8,299	(7,398)

Income tax benefit (expense) - current	(495)	(1)
Income tax benefit (expense) - deferred	(1,420)	1,538
Net income (loss)	$6,384	$(5,861)

Earnings per share:
Basic and diluted earnings (loss) per share	$0.15	$(0.15)

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	June 30, 2025	March 31, 2025
Production volumes - MBOE
Bairoil	286	280
Beta	355	315
Oklahoma	404	393
East Texas / North Louisiana	584	570
Eagle Ford (Non-op)	111	49
Total - MBOE	1,740	1,607
Total - MBoe/d	19.1	17.9
% - Liquids	64%	62%

Lease operating expense - $M
Bairoil	$14,019	$13,732
Beta	13,428	13,305
Oklahoma	4,324	3,856
East Texas / North Louisiana	5,669	4,981
Eagle Ford (Non-op)	1,182	1,542
Total Lease operating expense:	$38,622	$37,416

Capital expenditures - $M
Bairoil	$4,488	$1,322
Beta	13,328	12,733
Oklahoma	1,006	1,445
East Texas / North Louisiana	2,800	3,449
Eagle Ford (Non-op)	3,550	3,905
Magnify Energy Services	344	263
Total Capital expenditures:	$25,516	$23,117

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2025	March 31, 2025
Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable	34,692	35,893
Other Current Assets	35,321	24,296
Total Current Assets	$70,013	$60,189

Net Oil and Gas Properties	$383,929	$400,770
Other Long-Term Assets	317,365	292,680
Total Assets	$771,307	$753,639

Liabilities
Accounts Payable	$30,303	$19,863
Accrued Liabilities	41,215	40,343
Other Current Liabilities	11,736	18,658
Total Current Liabilities	$83,254	$78,864

Long-term Debt	$130,000	$125,000
Asset Retirement Obligation	131,464	131,158
Other Long-Term Liabilities	15,284	15,680
Total Liabilities	$360,002	$350,702

Shareholders' Equity
Common Stock & APIC	$442,250	$440,266
Accumulated Earnings (Deficit)	(30,945)	(37,329)
Total Shareholders' Equity	$411,305	$402,937

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2025	March 31, 2025
Net cash provided by (used in) operating activities	$23,689	$25,501
Net cash provided by (used in) investing activities	(28,683)	(21,497)
Net cash provided by (used in) financing activities	4,994	(4,004)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2025	March 31, 2025
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$23,689	$25,501
Changes in working capital	(10,836)	(5,372)
Interest expense, net	3,594	3,519
Amortization of gain associated with terminated commodity derivatives	159	159
Amortization and write-off of deferred financing fees	(315)	(315)
Exploration costs	10	6
Acquisition and divestiture related costs	2,346	1,629
Plugging and abandonment cost	391	171
Current income tax expense (benefit)	495	1
Pipeline incident loss	195	396
(Gain) loss on sale of properties	(1,545)	(6,251)
Other	800	—
Adjusted EBITDA:	$18,983	$19,444

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$18,983	$19,444
Less: Cash interest expense	3,614	3,545
Less: Capital expenditures	25,516	23,117
Free Cash Flow:	$(10,147)	$(7,218)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2025	March 31, 2025
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$6,384	$(5,861)
Interest expense, net	3,594	3,519
Income tax expense (benefit) - current	495	1
Income tax expense (benefit) - deferred	1,420	(1,538)
Depreciation, depletion and amortization	9,765	8,494
Impairment expense	8,448	—
Accretion of asset retirement obligations	2,210	2,183
(Gains) losses on commodity derivatives	(22,162)	14,317
Cash settlements received (paid) on expired commodity derivative instruments	4,781	503
Amortization of gain associated with terminated commodity derivatives	159	159
Acquisition and divestiture related costs	2,346	1,629
Share-based compensation expense	1,990	1,890
(Gain) loss on sale of properties	(1,545)	(6,251)
Exploration costs	10	6
Loss on settlement of AROs	40	(3)
Bad debt expense	53	—
Pipeline incident loss	195	396
Other	800	—
Adjusted EBITDA:	$18,983	$19,444

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$18,983	$19,444
Less: Cash interest expense	3,614	3,545
Less: Capital expenditures	25,516	23,117
Free Cash Flow:	$(10,147)	$(7,218)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2025	March 31, 2025
Adjusted net income (loss) reconciliation:
Net (loss) income	$6,384	$(5,861)
Unrealized loss (gains) on commodity derivative instruments	(17,381)	14,820
Acquisition and divestiture related expenses	2,346	1,629
Impairment expense	8,448	—
Non-recurring costs:
Income tax expense (benefit) - deferred	1,420	(1,538)
Gain on sale of properties	(1,545)	(6,251)
Tax effect of adjustments	(1,942)	971
Adjusted net income (loss)	$(2,270)	$3,770

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	June 30, 2025	March 31, 2025
General and administrative expense	$11,197	$10,815
Less: Share-based compensation expense	1,990	1,890
Less: Acquisition and divestiture costs	2,346	1,629
Less: Bad debt expense	53	—
Total Cash General and Administrative Expense	$6,808	$7,296